Item 77O - 10f3 Transactions

THE LAZARD FUNDS, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Year Ended December 31, 2010

					   Total              Shares
				Date	   Shares     Price   Purchased by
Portfolio	Security	Purchased  Offered  Per Share The Portfolio
                                                                   (1)
Lazard U.S.    Art Technology	02/05/10  25,000,000  $3.50      95,500
 Small-Mid Cap Group, Inc.
 Equity
 Portfolio

Lazard U.S.    Vera Bradley,	10/20/10  11,000,000  $16.00     22,600
 Small-Mid Cap Inc.
 Equity
 Portfolio

Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker

$334,250	0.3820%		1.6000%		Deutsche Bank
$361,600	0.2055%		0.6818%		Robert W Baird and Co.

Notes:
(1) In addition to the Portfolios, other accounts managed by LAM purchased, in aggregate, 400,000 shares (1.6%), and 75,000 Shares
(0.68%) of the total shares offered by Art Technology Group, Inc. and Vera Bradley, Inc., respectively.
* Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.